Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Arotech Corporation for the registration of 4,360,721 shares of its common stock and to use therein of our reports dated March 30, 2006, except for the final paragraph, as to which the date is June 15, 2006, and for Note 13.h., as to which the date is July 24, 2006, with respect to the consolidated financial statements and schedule of Arotech Corporation, incorporated by reference into the Registration Statement and related Prospectus.

/s/ Kost, Forer, Gabbay & Kasierer
Kost, Forer, Gabbay & Kasierer A Member of Ernst & Young Global

Tel-Aviv, Israel
August 24, 2006